WEAVER MARTIN & SAMYN

June 4, 2012

U.S. Securities and Exchange Commission
Office of the Chief Accountant
450 fifth Street, NW
Washington, DC 20549

RE: NB Manufacturing, Inc.
File No. 000-52678
Change in Certifying Accountant

Dear Sir or Madam:

The firm of Weaver Martin & Samyn, LLC was previously principal certifying accountant for NB Manufacturing, Inc. (the "Company") and reported on the financial statements of the Company for the year ended December 31, 2011. On June 4, 2012, we were notified by the Company that we were dismissed as the principal certifying accountant. We have read Item 4.01 of Form 8-K of NB Manufacturing, Inc. and agree with the statements concerning our Firm contained therein.

Very Truly Yours

Weaver Martin & Samyn, LLC

/s/ Weaver Martin & Samyn, LLC
411 Valentine Road, Suite 300
Kansas City, Missouri 64111

Certified Public Accountants & Consultants
411 Valentine, Suite 300
Kansas City, Missouri 64111
Phone: (816) 756-5525
Fax: (816) 756-2252